Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 24, 2013--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2013. Revenues for the quarter were $0.5 million, compared to $10.4 million for the same period in 2012. Net loss for the first quarter was $23.5 million, compared to a net loss of $9.1 million for the same period in 2012. At March 31, 2013, XenoPort had cash and cash equivalents and short-term investments of $115.1 million.

Business Updates Since the Start of the First Quarter

  Initiated a Phase 1 clinical trial designed to determine the metabolism and disposition of radiolabeled XP23829 in healthy subjects.
  Completed patient dosing in a Phase 3 pivotal trial of arbaclofen placarbil (AP) as a potential treatment of spasticity in patients with multiple sclerosis (MS). XenoPort anticipates reporting top-line results of this trial in the second quarter.
  Presented five posters at the 65th Annual Meeting of the American Academy of Neurology in San Diego, California, including data from clinical trials of AP, a potential treatment for spasticity, XP21279, a potential treatment for Parkinson’s disease, and pharmacokinetic and safety data of XP23829 in healthy subjects, which may be a potential treatment for patients with relapsing-remitting MS and/or psoriasis.
  Reported that GlaxoSmithKline (GSK), who holds commercialization rights to Horizant® (gabapentin enacarbil) Extended-Release Tablets in the United States during a transition period ending on April 30, 2013, has experienced manufacturing delays that have resulted in a stockout of Horizant. GSK continues to have sole responsibility for the manufacture and supply of Horizant during this transition period and is working to resolve the manufacturing issues with its contract manufacturer. As a result of the manufacturing delays, XenoPort anticipates that the implementation of its full commercial promotion of Horizant will be delayed until a sufficient supply of Horizant is available. Although the timing is not yet certain, XenoPort is hopeful that new inventory of Horizant will be available in pharmacies in June.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “In the first quarter of 2013, we continued to focus on three value drivers for the company. We have invested in advancing the development of our novel fumaric acid ester compound, XP23829, including ongoing preclinical and two Phase 1 clinical studies. We expect to have the results from these studies by midyear. We believe the information from these studies will be valuable as we explore potential Phase 2/3 development strategies with regulatory authorities later this year.”

Dr. Barrett continued, “We look forward to reporting the results of the AP Phase 3 spasticity trial in patients with MS this quarter, with a potential New Drug Application submission near the end of the year if the data from this trial is supportive. With respect to Horizant, we believe we have made good progress in preparing to take over commercialization on May 1, and look forward to launching our full promotional efforts once sufficient Horizant inventory is available.”

XenoPort First Quarter 2013 Financial Results

Total revenues for the quarter were $0.5 million, compared to $10.4 million for the same period in 2012. The decrease in revenues for the first quarter of 2013 was primarily due to the recognition of a $10.0 million milestone payment from Astellas Pharma Inc. in the first quarter of 2012 in connection with the approval of Regnite® (gabapentin enacarbil) Extended-Release Tablets in Japan.

Research and development expenses for the first quarter of 2013 were $13.4 million, compared to $12.2 million for the same period in 2012. The increase in expenses for the first quarter of 2013 was principally due to (i) increased net costs for XP23829, primarily due to increased clinical activities, and (ii) increased net costs for AP, primarily due to increased manufacturing activities, and was partially offset by decreased compensation and benefits costs.

Selling, general and administrative expenses were $10.7 million for the first quarter of 2013, compared to $7.4 million for the same period in 2012. The increase in selling, general and administrative expenses for the first quarter of 2013 compared to the same period in 2012 was principally due to increased professional fees, marketing and sales costs and compensation and benefits costs.

Net loss for the first quarter of 2013 was $23.5 million, compared to a net loss of $9.1 million for the same period in 2012. Basic and diluted net loss per share was $0.50 for the first quarter of 2013, compared to $0.26 for the same period in 2012.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers or 1-404-537-3406 for international callers. The reference number to enter the call and the replay of the call is 46125297.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is our first approved product in the United States. GlaxoSmithKline holds commercialization rights for Horizant in the United States during a transition period ending on April 30, 2013, following which XenoPort will be responsible for the further development, manufacturing and commercialization of Horizant. Regnite is approved and is being marketed in Japan. Astellas Pharma Inc. holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights to gabapentin enacarbil. XenoPort's pipeline of product candidates includes potential treatments for patients with spasticity, Parkinson's disease, relapsing-remitting multiple sclerosis and psoriasis. To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the release of AP clinical data and the timing and results thereof; the potential submission of an NDA for AP for the treatment of spasticity, and the timing thereof; the suitability of AP as a treatment for spasticity; GSK’s activities during the remainder of the transition period with respect to their sole oversight over all aspects of the manufacturing relating to Horizant; XenoPort’s future development, manufacturing and commercialization activities with respect to Horizant following such transition period, and the timing thereof; expected timing for, and the future sufficiency of, Horizant drug supply; XenoPort’s anticipated timing for the full commercialization of Horizant and its ability to take over commercialization on May 1, 2013; the clinical development program for XP23829, including potential indications and strategies for development, the release of clinical data and the timing thereof; future discussions with regulatory authorities, and the timing thereof; the potential suitability of XP23829 as a treatment for relapsing-remitting MS and/or psoriasis; the potential suitability of XP21279 as a treatment for Parkinson’s disease; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believe,” “expect,” “hopeful,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, XenoPort’s dependence on GSK to manufacture Horizant; XenoPort’s lack of commercialization experience and its ability to establish, or contract with third parties to establish, sales, marketing, distribution, manufacturing, supply chain and other sufficient capabilities to assume responsibility for, and to market and sell, Horizant following the transition period; XenoPort’s ability to successfully market and sell Horizant following the transition period, including its ability to obtain uninterrupted drug supply and appropriate pricing and reimbursement for Horizant in an increasingly challenging environment; XenoPort’s ability to comply with applicable regulatory guidelines and requirements with respect to the marketing and manufacturing of Horizant or with Horizant post-marketing commitments or requirements mandated by the U.S. Food and Drug Administration (FDA); XenoPort’s need for additional funding and the risk that XenoPort could utilize its available capital resources sooner than it expects; the uncertainty of the FDA approval process and other regulatory requirements; the uncertain results and timing of clinical trials and other studies; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 14, 2013, and its future filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT, Horizant and Regnite are registered trademarks of XenoPort, Inc.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	March 31,	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$21,011	$36,134
Short-term investments	94,115	102,868
Right to the Horizant business	13,557	13,557
Prepaids and other current assets	5,113	2,529
Total current assets	133,796	155,088
Property and equipment, net	1,383	1,528
Restricted investments and other assets	2,349	2,432
Total assets	$137,528	$159,048
Liabilities:
Current liabilities	$14,429	$13,771
Noncurrent liabilities	14,688	15,067
Total liabilities	29,117	28,838
Stockholders’ equity (deficit):
Common stock	47	47
Additional paid-in capital and other	583,512	581,763
Accumulated deficit	(475,148)	(451,600)
Total stockholders’ equity	108,411	130,210
Total liabilities and stockholders’ equity	$137,528	$159,048

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Collaboration revenue	$379	$10,379
Royalty revenue	$80	$—
Total revenues	459	10,379
Operating expenses:
Research and development*	13,353	12,178
Selling, general and administrative*	10,735	7,400
Total operating expenses	24,088	19,578
Loss from operations	(23,629)	(9,199)
Interest income	81	55
Net loss	$(23,548)	$(9,144)
Basic and diluted net loss per share	$(0.50)	$(0.26)
Shares used to compute basic and diluted net loss per share	47,249	35,629

* Includes employee non-cash stock-based compensation as follows:
Research and development	$1,196	$1,115
Selling, general and administrative	2,148	2,246
Total	$3,344	$3,361

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com